Exhibit 11
                               THERMO SENTRON INC.


                        Computation of Earnings per Share


                               Three Months Ended       Six Months Ended
                            ----------------------   ---------------------
                              June 28,    June 29,     June 28,   June 29,
                                  1997        1996         1997       1996
    ----------------------------------------------------------------------
    Computation of Primary
      Earnings per Share:

    Net Income (a)          $1,642,000  $1,460,000   $2,990,000 $2,202,000
                            ----------  ----------   ---------- ----------
    Shares:
      Weighted average
        shares outstanding   9,875,000   9,846,154    9,875,000  8,423,077

      Add: Shares issuable
           from assumed
           exercise of
           options (as
           determined by
           the application
           of the treasury
           stock method)             -           -            -     13,500
                            ----------  ----------   ---------- ----------
      Weighted average
        shares outstanding,
        as adjusted (b)      9,875,000   9,846,154    9,875,000  8,436,577
                            ----------  ----------   ---------- ----------
    Primary Earnings per
      Share (a) / (b)       $      .17  $      .15   $      .30 $      .26
                            ==========  ==========   ========== ==========